Exhibit 99.1

Papa Murphy’s Holdings, Inc. Reports Fourth Quarter and Full Year 2017 Results
Vancouver, WA, March 14, 2018 (Globe Newswire) - Papa Murphy’s Holdings, Inc. (NASDAQ: FRSH) today announced financial results for its fourth quarter and fiscal year ended January 1, 2018.
Key financial highlights for the 13-week quarter ended January 1, 2018, compared to the 14-week quarter ended January 2, 2017 include the following:

•	Revenue was $30.7 million compared to $35.5 million in the fourth quarter of 2016; the fourth quarter of 2016 included approximately $2.7 million in revenue attributable to the extra operating week.

•	Domestic system comparable store sales decreased 2.6% compared to the fourth quarter of 2016, on a comparable 13-week basis, including a 2.3% decline at Company-owned stores.

•
Selling, general and administrative expense was $7.7 million, including a non-cash litigation reserve of approximately $4.0 million and $0.1 million related to CEO transition and restructuring, partially offset by a deficit recovery of $3.4 million in the national advertising fund (ADF).

•	The Company recorded a non-cash charge of $0.6 million pre-tax related to the closure of three Company-owned stores in the quarter.

•
Reported Net Income was $13.5 million, or $0.79 per diluted share, which included a $12.6 million positive impact of the Tax Cuts and Jobs Act of 2017, compared to Net Income of $1.5 million, or $0.09 per diluted share in the prior year fourth quarter.

•
Pro-Forma Net income(1) in the quarter was $4.2 million, or $0.25 per diluted share, compared to $1.5 million, or $0.09 per diluted share in the fourth quarter last year; the fourth quarter of 2016 included an approximate $0.1 million benefit, or $0.01 per share, attributable to the extra operating week.

•
Adjusted EBITDA(1) increased 29.2% to was $9.3 million, compared to EBITDA of $7.2 million in the prior year fourth quarter; the fourth quarter of 2016 included an approximate $0.5 million benefit attributable to the extra operating week.

Key financial highlights for the 52-week fiscal year ended January 1, 2018, compared to the 53-week fiscal year ended January 2, 2017 were as follows:

•	Revenue was $118.7 million compared to $126.9 million in fiscal 2016; fiscal 2016 included approximately $2.7 million in revenue attributable to the extra operating week.

•	Domestic system comparable store sales decreased 4.0% compared to fiscal 2016, on a comparable 52-week basis, including a 5.5% decline at company-owned stores.

•
Selling, general and administrative expense was $33.9 million, including non-recurring and mostly non-cash charges totaling approximately $7.1 million, including a total of $4.5 million related to litigation settlement reserves and $2.6 million related to CEO transition and restructuring, the annual deficit increase in the national advertising fund totaled $0.4 million.

•
The Company recorded a non-recurring and mostly non-cash charges totaling $16.8 million pre-tax, including $9.1 million related to the impairment of the legacy e-commerce platform and $7.7 million related to the impairment and closure of Company-owned stores.

•
Reported Net loss was $7,000, or $0.00 per diluted share, which includes a $12.6 million positive impact of the Tax Cuts and Jobs Act of 2017, compared to Net Income of $2.6 million, or $0.16 per diluted share in the prior year.

•
Pro-Forma Net income(1) was $2.6 million, or $0.15 per diluted share, compared to $2.6 million, or $0.16 per diluted share last year; fiscal 2016 results included an approximate $0.1 million benefit, or $0.01 per share, attributable to the extra operating week.

•	Adjusted EBITDA(1) was $19.8 million, compared to EBITDA of $21.7 million in the prior year; fiscal 2016 results included an approximate $0.5 million benefit attributable to the extra operating week.
______________________

(1)
Pro-Forma Net Income and Adjusted EBITDA are non-GAAP measures. For a reconciliation of Pro-Forma Net Income and Adjusted EBITDA to GAAP net income/(loss) and discussion of why we consider Pro-Forma Net Income and Adjusted EBITDA to be useful measures, see the financial tables accompanying this release and the paragraph below entitled “Non-GAAP Financial Measures.”

Weldon Spangler, Chief Executive Officer of Papa Murphy’s Holdings, Inc., stated, “While we continue to be disappointed with reported comparable store sales performance, I am pleased with the progress we made in the fourth quarter against our new strategic initiatives, and the sequential improvement we’ve begun to see in our business. We are confident that we will return this brand to growth and profitability through our initiatives designed to improve both convenience and relevance to consumers. We believe the consumer-facing initiatives we are pursuing, including the transition to Olo’s digital platform and the rollout of delivery, as well as the work we’re doing on brand positioning and messaging, will complement our continuing initiatives focused on serving our franchise owners, and building internal people-capability and process. We expect these efforts to drive positive brand momentum in 2018 and beyond.”
Spangler added, “Subsequent to the end of the fourth quarter we entered into preliminary agreements to refranchise stores in three markets to existing franchise owner groups and expect the transactions to close in the second and third quarters. We continue to pursue additional refranchising transactions as we return to a 95% franchise system, and expect to have no more than 60 company-operated stores by the end of the year.”
Key Operating Metrics

	Three Months Ended		Twelve Months Ended
	January 1, 2018	January 2, 2017	January 1, 2018	January 2, 2017
Domestic comparable store sales:
Franchised stores	-2.6%	-7.5%	-3.8%	-5.0%
Company-owned stores	-2.3%	-11.1%	-5.5%	-7.3%
Combined	-2.6%	-7.8%	-4.0%	-5.2%

System-wide sales ($’s in 000s)	$223,815	$247,287	$846,864	$898,709

Adjusted EBITDA ($’s in 000s)	$9,338	$7,228	$19,844	$21,696

Store Count
Franchised	1,338	1,369	1,338	1,369
Company-owned	145	168	145	168
International	40	40	40	40
System-wide	1,523	1,577	1,523	1,577
We use a variety of operating and performance metrics to evaluate the performance of our business. Below is a description of our key operating metrics:

Comparable Store Sales represents the change in year-over-year sales for domestic comparable stores. A comparable store is a store that has been open for at least 52 full weeks from the comparable date (the Tuesday following the opening date). As of the end of the fourth quarter of 2017 and 2016, we had 1,443 and 1,434 domestic comparable stores, respectively.
System-wide Sales include net sales by all of our company-owned and franchisee-owned stores.
Adjusted EBITDA is defined as net income/(loss) before interest expense, provision for (benefit from) income taxes and depreciation and amortization, with further adjustments to reflect the elimination of various expenses that we consider not indicative of ongoing operations. For a reconciliation of Adjusted EBITDA to net income/(loss), the most directly comparable GAAP measure, see the financial tables accompanying this release.
2018 Financial Outlook
Based on current information, Papa Murphy’s Holdings, Inc. is updating its full-year outlook for fiscal 2018, which ends on December 31, 2018:

•	Domestic system-wide comparable store sales growth flat to low single digits, including a low single digit decline in Q1;

•	Year-End Company-owned store count no more than 60 units;

•	Domestic franchise new store openings of approximately 10 units;

•	Selling, general and administrative expenses of approximately $26 million, excluding expected non-recurring costs totaling around $3.8 million;

•	Adjusted EBITDA of at least $21 million;

•	Cash Used in Investing Activities of no more than $1 million;

•	Cash Flow from Operations less Cash Used in Investing Activities of around $12 million, exclusive of dispute resolution payments of approximately $4 million;

•	Full-year effective book tax rate of approximately 25.5%; and

•	Diluted share-count of approximately 16.9 million.
Note that the 2018 Financial Outlook does not reflect the effects of two new accounting standards (ASC topic 606 - Revenue from contracts with customers and ASC topic 842 - Leases) that we expect to adopt for 2018 financial reporting or the refranchising of Company-owned stores in the year. We expect to update the financial outlook to reflect the full impact of these accounting changes when we report results for the first quarter of fiscal 2018 and will update the financial outlook for the effects of refranchising when we have greater certainty around specific deal points and timing.
Conference Call
Papa Murphy’s Holdings, Inc. will host a conference call to discuss the fourth quarter financial results on Wednesday, March 14, 2018 at 5:00 p.m. Eastern Time. The conference call can be accessed live over the phone by dialing 877-407-3982 or for international callers by dialing 201-493-6780. A replay will be available after the call and can be accessed by dialing 844-512-2921 or for international callers by dialing 412-317-6671; the passcode is 13676705. The replay will be available until Wednesday, March 21, 2018. The conference call will also be webcast live from the Company’s corporate website at investors.papamurphys.com, under the “Events & Presentations” page. An archive of the webcast will be available at this location shortly after the call has concluded.

About Papa Murphy’s
Papa Murphy’s Holdings, Inc. (Nasdaq: FRSH) is a franchisor and operator of the largest Take ‘n’ Bake pizza brand in the United States, selling fresh, hand-crafted pizzas ready for customers to bake at home. The company was founded in 1981 and currently operates more than 1,500 franchised and corporate-owned fresh pizza stores in 39 States, Canada, and United Arab Emirates. Papa Murphy’s core purpose is to bring all families together through food people love with a goal to create fun, convenient and fulfilling family dinners. In addition to scratch-made pizzas, the company offers a growing menu of grab ‘n’ go items, including salads, sides and desserts. Order online today at www.papamurphys.com.
Forward-looking Statements
This press release, as well as other information provided from time to time by Papa Murphy's Holdings, Inc. or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Forward-looking statements give the Company's current expectations and projections relating to the Company's financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.
Forward-looking statements in this press release include statements relating to the Company’s projected comparable stores sales growth or decline, projected Company-owned store count, projected new store openings, projected selling, general and administrative expenses, including projected non-recurring costs, projected Adjusted EBITDA, projected refranchising activities, projected cash used in investing activities, projected cash flow from operations, projected effective tax rate, projected diluted share count, and future financial or operational results and business strategy, including the expected effects of our strategic initiatives.
Any such forward-looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company's control) and assumptions. Although the Company believes any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in any forward-looking statements. Please refer to the risk factors discussed in the Company’s annual report on Form 10-K for the fiscal year ended January 1, 2018, (which can be found at the SEC’s website www.sec.gov); each such risk factor is specifically incorporated into this press release. Should one or more of these risks or uncertainties materialize, the Company's actual results may vary in material respects from those projected in any forward-looking statements.
Any forward-looking statement made by the Company in this press release speaks only as of the date on which it is made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise.
Non-GAAP Financial Measures
To supplement its financial information presented in accordance with generally accepted accounting principles (GAAP), the Company is also providing with this press release the non-GAAP financial measures of EBITDA, Adjusted EBITDA and Pro-Forma Net Income, EBITDA, Adjusted EBITDA, and Pro-Forma Net Income are not derived in accordance with GAAP. EBITDA, Adjusted EBITDA and Pro-

Forma Net Income should not be considered by the reader as an alternative to net (loss) income (the most comparable GAAP financial measure to EBITDA, Adjusted EBITDA and Pro-Forma Net Income). The Company’s management believes that EBITDA, Adjusted EBITDA, and Pro-Forma Net Income are helpful as indicators of the current financial performance of the Company because EBITDA, Adjusted EBITDA, and Pro-Forma Net Income reflect the additions and eliminations of various income statement items that management does not consider indicative of ongoing operating results. We have provided reconciliations of EBITDA, Adjusted EBITDA and Pro-Forma Net Income to GAAP net (loss) income in the financial tables accompanying this release.
The Company is also providing with this press release a forward looking estimate of the non-GAAP financial measure of Adjusted EBITDA. We do not, however, provide a reconciliation of this forward-looking non-GAAP measure to the most comparable GAAP measure because of the inherent difficulty in forecasting and quantifying various adjustments that are necessary for this reconciliation and, accordingly, the reconciling information cannot be obtained without unreasonable effort.

PAPA MURPHY’S HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands of dollars, except share and per share data)

	Three Months Ended		Twelve Months Ended
	January 1, 2018	January 2, 2017	January 1, 2018	January 2, 2017
	Unaudited	Unaudited
Revenues
Franchise royalties	$9,878	$10,983	$37,552	$39,851
Franchise and development fees	472	739	2,220	2,912
Company-owned store sales	19,858	23,231	76,868	82,080
Other	533	532	2,021	2,040
Total revenues	30,741	35,485	118,661	126,883

Costs and Expenses
Store operating costs:
Cost of food and packaging	6,582	7,806	25,958	28,347
Compensation and benefits	5,868	6,687	23,603	23,746
Advertising	2,026	2,413	8,221	8,203
Occupancy	1,638	1,740	7,043	6,226
Other store operating costs	1,958	2,660	8,102	10,268
Selling, general, and administrative	7,654	6,943	33,870	28,108
Depreciation and amortization	2,093	3,469	10,452	12,236
Loss (gain) on disposal or impairment of property and equipment	303	(54)	15,680	101
Total costs and expenses	28,122	31,664	132,929	117,235

Operating (Loss) Income	2,619	3,821	(14,268)	9,648

Interest expense, net	1,260	1,280	5,078	4,868
Other expense, net	55	62	204	188
Income (Loss) Before Income Taxes	1,304	2,479	(19,550)	4,592

(Benefit from) provision for income taxes	(12,158)	1,003	(19,543)	1,943
Net Income (Loss)	$13,462	$1,476	$(7)	$2,649

Earnings per share of common stock
Basic	$0.80	$0.09	$0.00	$0.16
Diluted	$0.79	$0.09	$0.00	$0.16
Weighted average common stock outstanding
Basic	16,890,687	16,757,586	16,870,013	16,743,285
Diluted	16,954,938	16,775,488	16,870,013	16,773,493

PAPA MURPHY’S HOLDINGS, INC. AND SUBSIDIARIES
Selected Balance Sheet Data
(In thousands of dollars)

	January 1, 2018	January 2, 2017
Cash and cash equivalents	$2,174	$2,069
Total current assets	9,352	13,116
Total assets	246,174	273,872
Total current liabilities	27,846	22,900
Long-term debt, net of current portion	86,994	100,965
Total stockholders’ equity	102,171	101,496

PAPA MURPHY’S HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA
(In thousands of dollars)

	Three Months Ended		Twelve Months Ended
	January 1, 2018	January 2, 2017	January 1, 2018	January 2, 2017
Net Income (Loss) As Reported	$13,462	$1,476	$(7)	$2,649
Depreciation and amortization	2,093	3,469	10,452	12,236
(Benefit from) provision for income taxes	(12,158)	1,003	(19,543)	1,943
Interest expense, net	1,260	1,280	5,078	4,868
EBITDA	$4,657	$7,228	$(4,020)	$21,696

Expenses not indicative of future operations:
CEO transition & restructuring (a)	95	—	2,614	—
E-commerce impairment (b)	(39)	—	9,085	—
Store closures and impairment (c)	635	—	7,712	—
Litigation settlements and reserves (d)	3,990	—	4,453	—
Adjusted EBITDA	$9,338	$7,228	$19,844	$21,696

Adjusted EBITDA margin (1)	30.4%	20.4%	16.7%	17.1%

(a)	Represents non-recurring management transition and restructuring costs plus costs associated with recruitment of a new Chief Executive Officer and Chief Financial Officer.

(b)	Represents impairment of our e-commerce platform based on the decision to move to a third party developed and hosted solution.

(c)
Represents non-cash charges associated with the disposal or impairment of store assets upon the determination that the book value of certain stores was higher than the fair value of those stores, plus lease buyouts and reserves for the residual contractual lease obligations on closed stores.

(d)	Payments and accruals made toward franchisee settlements and litigation reserves.

(1)	Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by total revenues.

PAPA MURPHY’S HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Income (Loss) to Pro Forma Net Income
(In thousands of dollars, except share and per share data)

	Three Months Ended		Twelve Months Ended
	January 1, 2018	January 2, 2017	January 1, 2018	January 2, 2017
Net Income (Loss) As Reported	$13,462	$1,476	$(7)	$2,649
Expenses not indicative of future operations:
CEO transition & restructuring (a)	95	—	2,614	—
E-commerce impairment (b)	(39)	—	9,085	—
Store closures and impairment (c)	635	—	7,712	—
Litigation settlements and reserves (d)	3,990	—	4,453	—
Income tax expense on above adjustments (e)	(1,290)	—	(8,676)	—
Exclude impact of federal income tax rate change (f)	(12,621)	—	(12,621)	—
Pro Forma Net Income	$4,232	$1,476	$2,560	$2,649

Earnings per share - pro forma:
Basic	$0.25	$0.09	$0.15	$0.16
Diluted	$0.25	$0.09	$0.15	$0.16

Weighted average shares outstanding - pro forma:
Basic	16,890,687	16,757,586	16,870,013	16,743,285
Diluted	16,954,938	16,775,488	16,913,790	16,773,493

(a)	Represents non-recurring management transition and restructuring costs plus costs associated with recruitment of a new Chief Executive Officer and Chief Financial Officer.

(b)	Represents impairment of our e-commerce platform based on the decision to move to a third party developed and hosted solution.

(c)
Represents non-cash charges associated with the disposal or impairment of store assets upon the determination that the book value of certain stores was higher than the fair value of those stores, plus lease buyouts and reserves for the residual contractual lease obligations on closed stores.

(d)	Payments and accruals made toward franchisee settlements and litigation reserves.

(e)
Reflects the tax expense associated with above adjustments at a normalized tax rate of 38.5%, except for $3.9 million of litigation reserves at 25.5%, which represents the estimated long-term effective tax rate for 2018.

(f)	Reflects the impact of the Tax Cuts and Jobs Act of 2017, primarily a decrease in our effective tax rate.

Investor Contact:
Alexis Tessier, ICR
papamurphys-ir@icrinc.com
877-747-7272

Media Contact:
Christine Beggan, ICR
christine.beggan@icrinc.com
203-682-8329